Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 27, 2012 with respect to the financial statements of HMS Income LLC for the period from inception (November 22, 2011) to December 31, 2011 which is contained in the Prospectus contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

Houston, Texas

April 27, 2012